Exhibit 10.13

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), made and entered into this 10th day of March, 2015 (the “Effective Date”), by and between Wave Life Sciences Pte. Ltd., a company organized under the laws of Singapore (“Company”), and Roberto Guerciolini (“Executive”).

WHEREAS, Company wishes to employ Executive as its Senior Vice-President, Head of Early Development;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so;

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Position and Devotion to Duties. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its Senior Vice-President, Head of Early Development, reporting to Company’s Chief Executive Officer. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by Company’s Chief Executive Officer in his sole discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that, nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation the right to make passive investments in the securities of any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. In addition, subject to the approval of Company’s Board of Directors (the “Board”), Executive may (a) serve on the boards of directors of and/or provide related advisory or consulting services to other business entities that do not compete with the business of Company, including the entities listed on Exhibit A attached hereto, so long as such activities have been disclosed in writing to and approved by the Board, and (b) serve on the boards of directors of civic or not-for-profit corporations provided that the Executive provides the Board with written notice that the Executive has taken such position; provided that, if the Board determines that Executive’s activities as aforesaid interfere with or may interfere with the effective discharge of Executive’s duties and responsibilities to Company or that any business related to such service is then in competition with any business of Company, then the Board shall have the right to require Executive to immediately cease such activities.

2. Term and Termination of Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on March 10, 2015 (the “Commencement Date”) and shall continue until terminated hereunder by either party as provided for below.

(b) Termination by Company. Notwithstanding anything else contained in this Agreement, Company may terminate Executive’s employment hereunder as follows:

(i) For Cause (as defined below), by written notice by Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by Company; provided that, if Executive has cured the circumstances giving rise to Cause (as applicable pursuant to the terms and conditions set forth in Section 2(d)(i) below) then such termination shall not be effective; or

(ii) Without Cause, by written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice; provided that, Company may, at its sole discretion, either place Executive on unpaid leave or suspend all of his duties and powers for all or part of the applicable notice period.

(c) Termination by Executive. Notwithstanding anything else contained in this Agreement, Executive may terminate Executive’s employment hereunder as follows:

(i) For Good Reason (as defined below), by written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that, if Company has cured the circumstances giving rise to Good Reason then such termination shall not be effective; or

(ii) Without Good Reason, by written notice by Executive to Company that Executive is terminating Executive’s employment, which termination shall be effective thirty (30) days after the date of such notice; provided that, Company may, at its sole discretion, either place Executive on unpaid leave or suspend all of his duties and powers for all or part of the applicable notice period.

(d) Definitions.

(i) For the purposes of this Agreement, “Cause” shall mean Executive’s: (A) having committed, intentionally or through gross negligence, wrongful damage to property of Company or its parents, subsidiaries or other affiliates; (B) commission of, or plea of guilty or nolo contendere to, a felony (excluding minor traffic violations); (C) engaging in fraud, misappropriation, dishonesty or embezzlement in connection with the business, operations or affairs of Company (including without limitation any business done with clients or vendors); (D) material breach of this Agreement or any other agreement between Executive and Company (including, without limitation, any breaches of Section 5 and/or Section 6 of this Agreement which shall be deemed “material” for purposes of this subsection (D)); (E) willful misconduct or gross negligence that is injurious to the business or reputation of Company; or (F) failure or refusal to perform, or gross incompetence in the performance of, the duties and obligations delegated to Executive commensurate with Executive’s position as an employee of Company, provided that, “Cause” shall not be deemed to have occurred pursuant to subsection (F) hereof unless Executive has first received written notice specifying in reasonable detail the particulars of such grounds and that Company intends to terminate Executive’s employment hereunder for such ground, and if such ground is reasonably capable of being cured within ten (10) days, Executive has failed to cure such ground within a period of ten (10) days from the date of such notice (the “Cause Cure Period”).

(ii) For the purposes of this Agreement, “Good Reason” shall mean, without Executive’s consent: (A) a material reduction in Executive’s Base Salary (other than as a result of a broad-based reduction of salary similarly affecting other Company executives having comparable rank, authority and seniority); (B) a material adverse change by Company in Executive’s authority or responsibilities which causes Executive’s position with Company to become of less authority or responsibility than his position immediately prior to such change; or (C) a change in the principal location at which Executive performs his duties for Company to a new location that is at least fifty (50) miles from the prior location; provided that, “Good Reason” shall not be deemed to have occurred unless: (x) Executive provides Company with written notice that she intends to terminate Executive’s employment hereunder for one of the grounds set forth above within thirty (30) days of such ground occurring; (y) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice; and (z) Executive terminates Executive’s employment within seventy-five (75) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

3. Compensation.

(a) Base Salary. As compensation for services rendered hereunder, Executive shall receive a salary of $315,000.00 annually (the “Base Salary”), which shall be paid in accordance with Company’s then prevailing payroll practices. The annualized amount of the Base Salary is set forth herein as a matter of convenience and shall not be deemed or interpreted as an agreement by Company to employ Executive for any specific period of time.

(b) Annual Bonus. Beginning in calendar year 2015 and for each full calendar year thereafter that Executive is employed by Company hereunder, Executive will be eligible to receive an annual, discretionary bonus of up to twenty-five percent (25%) of the Base Salary (the “Bonus”), based upon achievement of individual and corporate performance objectives as determined by the Board. Such performance objectives shall be established by the Board by no later than March 1st of each calendar year that Executive is employed hereunder; provided that, for calendar year 2015, the performance objectives shall be established by no later than April 30th, 2015. The amount of the Bonus, if any, will be determined by the Board in its sole and absolute discretion. Whether Executive receives a Bonus and the amount of any such Bonus will be based on whether Executive and/or Company fail to achieve or achieves the aforementioned performance objectives, as determined by the Board in its discretion. For calendar year 2015, the Bonus shall be pro-rated based on the number of calendar days that Executive is employed by Company hereunder from the Commencement Date through December 31, 2015. The Bonus will be deemed earned provided that Executive is employed as of December 31st of the calendar year to which such Bonus relates and is not in breach of this Agreement as of the payment date. The Bonus, if any, will be paid no later than March 15th of the year following the year to which the performance objectives relate.

(c) Equity. Subject to Board approval and pursuant to the terms of Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), Company shall grant Executive options to purchase 30,000 ordinary shares in the capital of Company (the “Stock Option”), at a per share exercise price equal to the fair market value of Company’s ordinary share, as determined by the board of directors of Company on the date of grant. Vesting of the Stock Option will take place over forty-eight (48) months, with twenty-five percent (25%) of all shares vesting on the one (1) year anniversary of the Commencement Date, and the remaining shares vesting in equal monthly installments of 2.0833% of the total number of shares on the last day of each calendar month thereafter for thirty-six (36) months, subject to Executive’s continued service to Company; provided that, upon the occurrence of a “Change of Control” (as defined in Company’s standard form of stock option agreement), the vesting schedule of the Stock Option shall be accelerated in full. The Stock Option shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and Company’s standard form of stock option agreement.

(d) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to employees at the same level as Executive. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(e) Vacation. Executive may take up to twenty (20) days of vacation per year, to be scheduled to minimize disruption to Company’s operations. Executive’s vacation use, accrual and carryover shall be subject to the terms and conditions of Company’s vacation policy in effect from time to time.

(f) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”) including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g) Withholding. All amounts payable to Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

4. Termination and Severance Payments.

(a) Payment of Accrued Obligations. Regardless of the reason for any employment termination hereunder, Company shall pay to Executive: (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment and has not yet been paid; (ii) the portion of Executive’s vacation days that have accrued prior to any termination of Executive’s employment and has not yet been used; and (iii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and has not yet been reimbursed (together, the “Accrued Obligations”) promptly following the effective date of termination. Executive’s entitlement to other compensation or benefits under any Company plan or policy shall be governed by and determined in accordance with the terms of such plan or policy, except as otherwise specified in this Agreement.

(b) Severance. If Executive’s employment hereunder is terminated by Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Obligations:

(i) Company shall pay Executive an amount equal to Executive’s monthly Base Salary for a six (6) month period, such payments to be made in accordance with Company’s normal payroll practices, less all customary and required taxes and employment-related deductions; and

(ii) In the event that Executive is eligible for coverage under a Company health insurance plan and Executive has elected to have coverage thereunder and was covered thereunder prior to termination, and in the event that Executive chooses to exercise Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (known as “COBRA”), to continue Executive’s participation in such plan, Company shall pay its normal share of the costs for such coverage for a period of six (6) months from termination, to the same extent that such insurance is provided to persons then currently employed by Company. Company shall deduct from each of the first six (6) monthly installments due under Section 4(b)(i) the portion of the monthly premium due from Executive in accordance with the terms of such coverage. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date Executive becomes eligible to receive health insurance benefits through any other employer, and Executive agrees to provide Company with written notice immediately upon becoming eligible for such benefits. Executive’s acceptance of any payment on Executive’s behalf or coverage provided hereunder shall be an express representation to Company that Executive has no such eligibility.

Subsections (i) and (ii) are referred to as the “Severance.” The Severance is expressly subject to the conditions described in Section 4(c) below and Executive’s compliance with the terms of Sections 5 and 6 hereof, and any payment or benefit made as part of such Severance shall be paid less all customary and required taxes and employment-related deductions.

(c) Severance Conditions. Company shall not be obligated to pay Executive the Severance unless Executive has executed without revocation a separation agreement in a form acceptable to Company, which must be signed by Executive, returned to Company and be enforceable and irrevocable no later than sixty (60) days following Executive’s separation from service (the “Review Period”), and which shall include, at a minimum, a complete general release of claims against Company and its affiliated entities and each of their officers, directors, employees. If Executive executes and does not revoke such agreement within the Review Period, then payment of the Severance shall commence on the first (1st) day following the Review Period, provided that if the last day of the Review Period occurs in the calendar year following the year of termination, then the payment shall not commence until January 2 of such subsequent calendar year. The first payment shall include in a lump sum all amounts that were otherwise payable to Executive from the date Executive’s separation from service occurred through such first payment.

(d) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Internal Revenue Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(b).

(f) No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive’s employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in this Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive’s employment under this Agreement.

5. Confidential Information and Non-Competition.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to Company, its parents, subsidiaries or affiliates (each, an “Interested Party”), which is of value to the Interested Party in the course of conducting its business, the disclosure of which could result in a competitive or other disadvantage to the Interested Party. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; drawings, specifications, algorithms, designs, processes or formulae; software;

firmware; market or sales information or plans; supplier lists (including their contact information, costs and pricing); customer lists (including past, current and potential customers, their contact information, preferences and purchase history); costs and pricing information and strategies; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by an Interested Party. Confidential Information includes information developed by Executive in the course of Executive’s employment with Company, as well as other information to which Executive may have access in connection with his employment. Confidential Information also includes the confidential information of others disclosed to Executive and with which an Interested Party has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 5(b).

(b) Confidentiality. At all times, both during Executive’s employment with Company and after his termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose for his own benefit or the benefit of any other Person any such Confidential Information without the written consent of Company, except as may be necessary in the ordinary course of performing Executive’s duties to Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by an Interested Party or are produced by Executive in connection with Executive’s employment with Company will be and remain the sole property of the respective Interested Party. Executive will return to the Interested Party all such materials and property as and when requested by the Interested Party. In any event, Executive shall return all such materials and property immediately upon termination of Executive’s employment for any reason. Executive will not retain any such material or property or any copies thereof after the termination of his employment.

(d) Non-Competition. From the Commencement Date through the twelve (12) month anniversary of the date that Executive’s affiliation with Company is terminated, regardless of the reason for the termination (the “Restricted Period”), Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, prepare to engage, participate, assist or invest in any Competing Business in any geographic area in which Company, or an Interested Party incorporating the know-how of Company’s business, distributes, provides, markets or sells its products or services. Notwithstanding the foregoing, Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e) Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, take any of the following actions, and, to the extent Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, Executive shall use his best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any Customer, Prospective Customer or Supplier to cease doing business with an Interested Party, or to reduce the amount of business it does with an Interested Party;

(ii) solicit or service for himself or for any Person the business of a Customer, Prospective Customer or Supplier in order to provide goods or services that are competitive with the goods and services provided by an Interested Party;

(iii) persuade or attempt to persuade any Service Provider to cease providing services to an Interested Party; or

(iv) solicit for hire or hire for himself or for any third party any Service Provider.

(f) Definitions. The following definitions are applicable to this Section 5.

(i) “Competing Business” means any Person that (A) performs any of the services provided by Company, or manufactures, produces, develops or sells any of the products manufactured, produced, developed or sold by Company, (B) performs any services, or manufactures, produces, develops or sells any products, that are the same as or similar to the services or products planned, under consideration or under development by Company, or (C) engages in research and development efforts that are the same as or similar to the research and development efforts engaged in by Company.

(ii) “Customer” means any Person that purchased goods or services from an Interested Party at any time within two (2) years prior to the date of the solicitation prohibited by Section 5(e)(i) or (ii).

(iii) “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

(iv) “Prospective Customer” means any Person with whom an Interested Party met or to whom an Interested Party presented for the purpose of soliciting the Person to become a Customer of an Interested Party within twelve (12) months prior to the date of the solicitation prohibited by Section 5(e)(i) or (ii).

(v) “Service Provider” means any Person who is an employee or independent contractor of an Interested Party or who was within twelve (12) months preceding the solicitation prohibited by Section 5(e)(iii) or (iv) an employee or independent contractor of an Interested Party.

(vi) “Supplier” means any Person that sold goods or services to an Interested Party at any time within two (2) years prior to the date of the solicitation prohibited by Section 5(e)(i) or (ii).

(g) Reasonableness of Restrictions. Executive recognizes and acknowledges that: (i) the types of activities which are prohibited by Section 5(d) and (e) are narrow and reasonable in relation to the skills which represent Executive’s principal salable asset both to Company and to other prospective employers; and (ii) the specific but broad temporal and geographical scope of Section 5(d) and (e) is reasonable, legitimate, and fair to Executive in light of Company’s need to market its services and sell its services in a large geographic area in order to maintain a sufficient customer base and the limited restrictions on the type of employment prohibited herein compared to the types of employment for which Executive is qualified to earn his livelihood.

(h) Effect of Breach. In the event that Executive breaches any of the terms described in Section 5(d) and (e) above, Executive acknowledges and agrees that the Restricted Period shall be tolled and shall not run during the time that Executive is in breach of such obligations; provided that, the Restricted Period shall begin to run again once Executive has ceased breaching the terms of Section 5(d) and/or (e) (as applicable) and is otherwise in compliance with Executive’s obligations described therein.

6. Intellectual Property.

(a) All creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of Company which are conceived by Executive or developed by Executive in the course of his employment with Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of Executive’s employment, shall be the sole property of Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.

(b) To the extent, if any, that Executive retains any right, title or interest with respect to any Creations delivered to Company or related to his employment with Company, Executive hereby grants to Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify Executive, or not to identify him, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(c) Executive will promptly inform Company of any Creations conceived or developed by Executive during his employment hereunder. Executive will also allow Company to inspect any Creations he conceives or develops within one year after the termination of his employment for any reason to determine if they are based on Confidential Information. Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be necessary in the opinion of Company or its counsel to secure Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and Executive hereby irrevocably appoints Company and any of its officers as his attorney in fact to undertake such acts in his name).

Executive’s obligation to execute written instruments and otherwise assist Company in securing its rights in the Creations will continue after the termination of his employment for any reason. Company shall reimburse Executive for any out-of-pocket expenses (but not attorneys’ fees) he incurs in connection with his compliance with this Section 6(c).

7. Specific Acknowledgements Regarding Sections 5 and 6.

(a) Survival. Executive’s acknowledgments and agreements set forth in Sections 5 and 6 shall survive the termination of Executive’s employment with Company for any reason.

(b) Severability. The parties intend Sections 5 and 6 of this Agreement to be enforced as written. However, if any portion or provision of such sections shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining portion and provision of such sections shall be valid and enforceable to the fullest extent permitted by law.

(c) Modification And Blue Pencil. The parties agree and intend that the covenants contained in Sections 5 and 6 of this Agreement shall be deemed to be a series of separate covenants and agreements, and if any provision of such sections shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete (i.e., “blue pencil”) or modify the portion adjudicated to be invalid or unenforceable, to the extent necessary to cause the provision as amended to be valid and enforceable.

(d) Irreparable Harm. Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions of Sections 5 or 6 of this Agreement will result in substantial, continuing and irreparable injury to Company. Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to Company, Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 or 6, without having to post bond.

(e) Covenants Enforceable Upon Material Job Change. Executive acknowledges and agrees that if he should transfer between or among any affiliates or subsidiaries of Company, wherever situated, or be promoted, demoted, reassigned to functions other than his present functions, or have his job duties changed, altered or modified in any way, all terms of Section 5 and Section 6 of this Agreement shall continue to apply with full force and effect.

(f) Impact of Breach on Severance. Executive hereby expressly acknowledges and agrees that if he breaches any of the terms and/or conditions set forth in Section 5 and/or Section 6 of this Agreement following a termination of his employment either by Company without Cause or by Executive for Good Reason, then, in addition to the injunctive relief described in Section 7(d) above, (i) Company shall cease providing Executive with any further Severance as of the date of such breach, (ii) Company shall not be obligated to provide Executive with, and Executive shall not be eligible or otherwise entitled to receive, any further Severance, (iii) Company’s obligation to provide Executive with the Severance shall be null and void, and of no further force or effect, and (iv) Company shall be entitled to recover, and Executive shall be obligated to repay to Company, any Severance previously provided to Executive by Company prior to the date of Executive’s breach of Section 5 and/or Section 6 of this Agreement (as applicable).

(g) Disclosure to Future Employers. Executive shall provide, and Company, in its discretion, may similarly provide, a copy of the covenants contained in Section 5 and Section 6 of this Agreement to any competitive business or enterprise which Executive may, directly or indirectly, own, manage, operate, finance, join, control or in which Executive may participate in the ownership, management, operation, financing, or control, or with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise during the Restricted Period.

8. Code Sections 409A.

(a) In the event that the payments or benefits set forth in Section 4 constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

9. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to:

Roberto Guerciolini

[Address]

Notices to Company shall be sent to:

Attention: Chief Executive Officer

Wave Life Sciences Pte. Ltd.

419 Western Avenue,

Boston, Massachusetts 02135

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attn: James M. Nicholas, Esq.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Foreign Data Protection Act. Without limiting the Company’s rights under applicable law, the Executive hereby consents to the Company and any group company Processing (for any purpose directly or indirectly connected with the Executive’s employment or otherwise related to the business of the Company and/or any group company), both during and for a period of six months after termination of the Executive’s employment, Personal Data and, where reasonably necessary, to the transfer, storage and Processing by the Company of such data outside Singapore, and any other country in which the Company or any group company has offices. The Company will handle any such transfer in accordance with good practice and Company policy, and to the extent permitted by law. The following definitions are applicable to this Section 9(f):

“Processing” means obtaining, recording or holding data and includes organising, adapting or altering data, using or consulting data, disclosing data by transmission or otherwise making the data available or destroying the data.

“Personal Data” means the data provided by the Executive to the Company during the course of his employment that relates to the Executive, where the Executive can be identified from that data.

(g) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i) Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained in this Agreement, including without limitation, the terms of Sections 5, 6, 7, 8 and 9 hereof.

(j) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ROBERTO GUERCIOLINI	WAVE LIFE SCIENCES PTE. LTD.

/s/ Roberto Guerciolini	By:	/s/ Paul B. Bolno
Signature	Name:	Paul B. Bolno, M.D.
Address:	Title:	Chief Executive Officer

EXHIBIT A

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